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EXHIBIT 5

April 30, 2003

Granite City Food & Brewery Ltd.
5831 Cedar Lake Road
St. Louis Park, Minnesota 55416

Ladies and Gentlemen:

        We are counsel to Granite City Food & Brewery Ltd. (the "Company"), a Minnesota corporation, in connection with its filing of a registration statement on Form S-3, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of 5,573,159 shares of the Company's common stock. Such shares were issued or are issuable upon the conversion of Series A Convertible Preferred Stock and the exercise of warrants.

        We have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

        Based on the foregoing, it is our opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares, including common stock acquired upon conversion of the Series A Convertible Preferred Stock and common stock issued in accordance with the terms of warrants, sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the registration statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in such registration statement.

Very truly yours,
BRIGGS AND MORGAN, Professional Association
By	/s/ AVRON L. GORDON Avron L. Gordon

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  EXHIBIT 5